Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR’S REPORT

We consent to the incorporation by reference in Registration Statements No. 333-125760, 333-131976, 333-132564, 333-135677, and 333-137250 on Form S-8 of our report dated October 18, 2006, relating to the consolidated financial statements of Terrascale Technologies, Inc., appearing in this Current Report on Form 8-K of Rackable Systems, Inc.

/s/ DELOITTE & TOUCHE LLP
Montreal, Canada
November 20, 2006